Exhibit 21.1

List of Subsidiaries

InterMune Canada Inc. (Canada)

InterMune Europe Limited (United Kingdom)

InterMune International AG (Switzerland)

InterMune S.r.l. (Italy)

InterMune Deutschland GmbH (Germany)

InterMune France SAS (France)

InterMune Spain, S.L. (Spain)